STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of **TOKEN COMMUNITIES LTD.**

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

THE AUTHORIZED SHARE AMOUNT SHALL BE FIVE BILLION SHARES COMMON (5,000,000,000), PAR VALUE TO REMAIN UNCHANGED AT $0.0001

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd day of April, 2019

By: ______________________
Steven Knight, Dir., CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:20 PM 04/02/2019
FILED 01:20 PM 04/02/2019
SR 20192480669 - File Number 5493825